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                                 NEOPHARM, INC.
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

***FOR IMMEDIATE RELEASE***
---------------------------

CONTACT:
Larry Kenyon, Chief Financial Officer    Paul Arndt, Corporate Communications
lkenyon@neophrm.com                         Manager
847-295-8678 x 210                       parndt@neophrm.com
                                         847-295-8678 x 215

        NEOPHARM AND JOHN N. KAPOOR ANNOUNCE COMPROMISE AGREEMENT TO END
                             CONSENT SOLICITATION

Board of Directors expanded to 8 members - includes 4 new independent directors

LAKE FOREST, Illinois - November 12, 2004 - NeoPharm, Inc. (Nasdaq: NEOL) and John N. Kapoor, Ph.D., NeoPharm's largest stockholder, jointly announced today that they have entered into an agreement whereby, effective immediately, Dr. Kapoor will end his consent solicitation seeking to, among other things, remove the Company's four independent Directors and replace them with three of Dr. Kapoor's nominees. Pursuant to the agreement:

     > the size of the NeoPharm Board has been increased from six to eight directors,

     > two current NeoPharm directors (Mr. Sander Flaum and Dr. Matthew Rogan) have resigned from the Board,

     > four new independent directors (Mr. Frank Becker, Mr. Ronald Eidell, Dr. Bernard Fox and Mr. Paul Freiman) have been appointed to fill the vacancies created by the increase in the size of the Board and resignations (biographical information on each of the new directors is set forth below),

     > none of the parties to the agreement, which include individuals who are continuing as directors of NeoPharm, will, nor will their affiliates and associates, among other things, take any action (including the solicitation of proxies or consents) to remove any of the directors or nominate or elect any additional directors not approved by the Board prior to December 1, 2005, and the individuals, and their affiliates and associates, will vote their shares in favor of the election of the Company's eight directors at the 2005 Annual Meeting of Stockholders, and

     > Dr. Kapoor will be reimbursed for out-of-pocket costs incurred in connection with the solicitation up to $350,000.

In addition, the Company has amended its Stockholder Rights Plan (the "Plan") to provide that Dr. Kapoor will not be deemed an "acquiring person" under the Plan unless and until he becomes the beneficial owner of 30% or more of NeoPharm's outstanding common stock, the level of ownership permitted by him under the Plan prior to the commencement of Dr. Kapoor's consent solicitation.

"We are pleased to announce that we have been able to reach this agreement with John that will allow our management team to move forward and focus on the development of our drug product candidates," commented Erick Hanson, NeoPharm's Chairman of the Board of Directors. "The


                                     -more-

priority for everyone on the Board has been, and continues to be, the completion of the Phase III PRECISE trial for IL13-PE38QQR and reducing expenses. Additionally, I would like to thank Mr. Flaum and Dr. Rogan for their significant contributions to this Company in their service as members of the Board of Directors."

"I believe that these changes at NeoPharm will improve our chances for future success," added Dr. Kapoor. "This is a strong Board and the new independent directors provide a diverse background and additional skills that should enhance the Board's ability to provide effective oversight, governance and accountability to our investors."


Biographical Information for New Directors
------------------------------------------

Frank Becker - Mr. Becker is currently the President and a partner at Greenfield Chemical, a pharmaceutical consulting and sourcing company. From 1999 to 2002, Mr. Becker served as President and Chief Operating Officer of Sicor Pharmaceuticals, an injectable pharmaceutical company. Prior to that, Mr. Becker spent over 35 years at Abbott Laboratories, most recently as Vice President of Process Research and Chemical Manufacturing. Mr. Becker received his MBA in Finance from the University of Chicago in 1971.

Ronald Eidell - Mr. Eidell has been a financial and operating executive in the healthcare industry since 1998. From December 2001 to December 2003, he was Executive Vice President, Chief Financial Officer and Secretary of Esoterix, Inc., a privately-held clinical laboratory services company providing medical testing services (including clinical trials testing services) to healthcare professionals, hospitals and pharmaceutical companies. Prior to Esoterix, Inc., he was Executive Vice President, Chief Financial Officer and Secretary of NovaMed, Inc., a Nasdaq listed healthcare services and facilities company. Mr. Eidell received his MBA from the University of Chicago in 1982 and his BS in Business Administration from Drexel University in 1967. He currently serves on the Dean's Advisory Council to Drexel University's LeBow College of Business.

Bernard A Fox, Ph.D. - Dr. Fox has been Chief of the Laboratory of Molecular and Tumor Immunology at the Earle Chiles Research Institute at the Providence Portland Medical Center in Portland, Oregon and also Associate Professor in the Departments of Molecular Microbiology & Immunology and Environmental & Biomolecular Systems at Oregon Health and Science University School of Medicine in Portland, Oregon since 1994. Dr. Fox has been the principal investigator, co-investigator or a collaborator in at least nine clinical trials and has published at least fifty-six articles in scientific journals over the course of his career. Dr. Fox received his post-doctoral training as a Staff Fellow in the Surgery Branch, Division of Cancer Treatment, Clinical Oncology Program at the National Cancer Institute at the National Institutes of Health in Bethesda, Maryland from 1985 to 1987 and was a Senior Staff Fellow there from 1987 to 1990. Mr. Fox is also a director of The International Society for the Biological Therapy of Cancer and is a member of the scientific advisory boards of Cell Genesys Inc. and the Biological Development Association (Europe).

                                     -more-

Paul E. Freiman - Mr. Freiman is currently the President, Chief Executive Officer and a director of Neurobiological Technologies, Inc., a post he has held since May 1997. He is the former Chairman and Chief Executive Officer of Syntex Corporation. Mr. Freiman currently serves as Chairman of the Board of SciGen Pte. Ltd., and serves on the boards of Penwest Pharmaceutical Co., Calypte Biomedical, Phytos, Inc. and Otsuka America Pharmaceuticals, Inc. He has been chairman of the Pharmaceutical Manufacturers Association of America (PhRMA) and has also chaired a number of key PhRMA committees. Mr. Freiman holds a B.S. degree from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

About NeoPharm
NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development. Additional information about NeoPharm, recent news releases, and scientific abstracts related to NeoPharm's clinical and pre-clinical research can be obtained by visiting NeoPharm's Website at www.neophrm.com, or calling Paul Arndt at 847-295-8678x215.


===============================================================================
Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company's drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company's drug product candidates, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production and marketing of the Company's drug and non-drug compounds, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company's ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company's ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company's intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.